Exhibit 99.1
DECKERS BRANDS REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2024 FINANCIAL RESULTS

•FY 2024 REVENUE INCREASED 18% TO A RECORD $4.29 BILLION
•FY 2024 DILUTED EPS INCREASED 51% TO A RECORD $29.16
•GUIDES FY 2025 REVENUE GROWTH OF APPROX. 10%; EPS RANGE OF $29.50-$30.00

Goleta, California (May 23, 2024) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the fourth fiscal quarter and full fiscal year ended March 31, 2024. The Company also provided its financial outlook for the full fiscal year ending March 31, 2025.

“Deckers achieved record results during fiscal year 2024, as we delivered revenue growth of 18% and increased earnings per share by 51%, reflecting a continued dedication to maintain exceptional levels of profitability as our brands scale,” said Dave Powers, President and Chief Executive Officer. “HOKA and UGG remain two of the most admired and well-positioned brands in the marketplace, each with a robust innovation product pipeline designed to win with global consumers. Looking forward, our talented teams are highly motivated to continue driving towards the long-term opportunities of these iconic brands.”

Fourth Quarter Fiscal 2024 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 21.2% to $959.8 million compared to $791.6 million. On a constant currency basis, net sales increased 21.1%.
◦Channel
▪Direct-to-Consumer (DTC) net sales increased 21.0% to $415.2 million compared to $343.1 million. DTC comparable net sales increased 20.5%.
▪Wholesale net sales increased 21.4% to $544.6 million compared to $448.4 million.
◦Geography
▪Domestic net sales increased 19.4% to $647.7 million compared to $542.4 million.
▪International net sales increased 25.2% to $312.0 million compared to $249.1 million.
•Gross margin was 56.2% compared to 50.0%.
•Selling, general, and administrative (SG&A) expenses were $395.2 million compared to $290.2 million.
•Operating income was $144.3 million compared to $105.9 million.
•Diluted earnings per share was $4.95 compared to $3.46.

Fourth Quarter Fiscal 2024 Brand Summary (Compared to the Same Period Last Year)

•HOKA® brand net sales increased 34.0% to $533.0 million compared to $397.7 million.
•UGG® brand net sales increased 14.9% to $361.3 million compared to $314.3 million.
•Teva® brand net sales decreased 15.6% to $53.0 million compared to $62.8 million.
•Sanuk® brand net sales decreased 39.1% to $6.5 million compared to $10.7 million.
•Other brands, primarily composed of Koolaburra®, net sales were approximately flat at $6.0 million.

Full Fiscal Year 2024 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 18.2% to $4.288 billion compared to $3.627 billion. On a constant currency basis, net sales increased 17.9%.
◦Channel
▪DTC net sales increased 26.5% to $1.855 billion compared to $1.467 billion. DTC comparable net sales increased 25.4% over the same period last year.
▪Wholesale net sales increased 12.6% to $2.432 billion compared to $2.161 billion.

◦Geography
▪Domestic net sales increased 16.8% to $2.864 billion compared to $2.451 billion.
▪International net sales increased 21.1% to $1.424 billion compared to $1.176 billion.
•Gross margin was 55.6% compared to 50.3%.
•SG&A expenses were $1.458 billion compared to $1.173 billion.
•Operating income was $927.5 million compared to $652.8 million.
•Diluted earnings per share was $29.16 compared to $19.37.

Full Fiscal Year 2024 Brand Summary (Compared to the Same Period Last Year)

•HOKA® brand net sales increased 27.9% to $1.807 billion compared to $1.413 billion.
•UGG® brand net sales increased 16.1% to $2.239 billion compared to $1.929 billion.
•Teva® brand net sales decreased 18.9% to $148.5 million compared to $183.1 million.
•Sanuk® brand net sales decreased 33.0% to $25.4 million compared to $38.0 million.
•Other brands, primarily composed of Koolaburra®, net sales increased 5.9% to $67.9 million compared to $64.1 million.

Balance Sheet (March 31, 2024 as compared to March 31, 2023)

•Cash and cash equivalents were $1.502 billion compared to $981.8 million.
•Inventories were $474.3 million compared to $532.9 million.
•The Company had no outstanding borrowings.

Stock Repurchase Program

During the fourth fiscal quarter, the Company repurchased approximately 119 thousand shares of its common stock for a total of $104.3 million at a weighted average price paid per share of $875.01.

During the full fiscal year 2024, the Company repurchased approximately 715 thousand shares of its common stock for a total of $414.9 million at a weighted average price paid per share of $580.44.

As of March 31, 2024, the Company had approximately $941.7 million remaining under its stock repurchase authorization.

CFO Commentary

“Deckers has grown revenue at a 19% CAGR over the past four years, consecutively delivering a double-digit revenue increase each year, while at the same time more than tripling earnings per share,” said Steve Fasching, Chief Financial Officer. “Our record results demonstrate the exceptional demand for our brands and the strength of Deckers’ nimble operating model, delivering industry leading financial performance. As we continue to build an exciting future for Deckers, we remain committed to making the necessary investments to maintain the momentum of our brands.”

Full Fiscal Year 2025 Outlook for the Twelve Month Period Ending March 31, 2025

The Company’s full fiscal year 2025 outlook is forward-looking in nature, reflecting our expectations as of May 23, 2024, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company’s business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in economic conditions, including consumer confidence and discretionary spending, inflationary pressures, and foreign currency fluctuation; geopolitical tensions; and supply chain disruptions, constraints and related expenses.

•Net sales are expected to increase approximately 10% to $4.7 billion.
•Gross margin is expected to be approximately 53.5%.
•SG&A expenses as a percentage of net sales are expected to be approximately 34%.
•Operating margin is expected to be approximately 19.5%.
•Effective tax rate is expected to be in the range of 22% to 23%.
•Diluted earnings per share is expected to be in the range of $29.50 to $30.00.
•The earnings per share guidance does not assume any impact from potential future share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and full fiscal year 2024 will be broadcast live today, Thursday, May 23, 2024, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the “Webcast” box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Quarterly Earnings” section of the “Financials” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, Koolaburra®, and AHNU®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to execute on our long-term strategies and objectives; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2024	2023	2024	2023
Net sales	$959,758	$791,571	$4,287,763	$3,627,286
Cost of sales	420,282	395,403	1,902,275	1,801,916
Gross profit	539,476	396,168	2,385,488	1,825,370
Selling, general, and administrative expenses	395,214	290,249	1,457,974	1,172,619
Income from operations	144,262	105,919	927,514	652,751
Total other income, net	(19,945)	(8,939)	(51,427)	(13,331)
Income before income taxes	164,207	114,858	978,941	666,082
Income tax expense	36,662	23,071	219,378	149,260
Net income	127,545	91,787	759,563	516,822
Total other comprehensive (loss) income, net of tax	(8,359)	1,241	(11,698)	(14,080)
Comprehensive income	$119,186	$93,028	$747,865	$502,742

Net income per share
Basic	$4.98	$3.49	$29.36	$19.50
Diluted	$4.95	$3.46	$29.16	$19.37
Weighted-average common shares outstanding
Basic	25,623	26,302	25,871	26,504
Diluted	25,785	26,493	26,048	26,686

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2024	March 31, 2023
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,502,051	$981,795
Trade accounts receivable, net	296,565	301,511
Inventories	474,311	532,852
Other current assets	170,556	94,095
Total current assets	2,443,483	1,910,253
Property and equipment, net	302,122	266,679
Operating lease assets	225,669	213,302
Other noncurrent assets	164,305	165,969
Total assets	$3,135,579	$2,556,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$378,503	$265,605
Operating lease liabilities	53,581	50,765
Other current liabilities	287,909	181,010
Total current liabilities	719,993	497,380
Long-term operating lease liabilities	213,298	195,723
Other long-term liabilities	94,820	97,367
Total long-term liabilities	308,118	293,090
Total stockholders’ equity	2,107,468	1,765,733
Total liabilities and stockholders’ equity	$3,135,579	$2,556,203